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                                                                                                                       Exhibit 12
                                                                                                                       ----------
                                                                                                                       Page 1
                        Citizens Communications Company
           Statements of the Ratio of Earnings to Fixed Charges (a)
                             (Dollars in Thousands)
                                  (Unaudited)
                                                                                   Years Ended December 31,
                                                           ------------------------------------------------------------------------
                                                              2002           2001             2000           1999            1998
                                                           ------------  -------------    -------------  -------------   ----------
Pre-tax income (loss) from continuing operations before
dividends on convertible preferred securities,
extraordinary expense and cumulative effect of changes
in accounting principle                                    $(1,231,640)   $ (72,521)       $ (49,993)     $  217,709    $  69,314

(Income) or loss from equity investees                        (780,251)      (1,799)          (1,935)         (2,019)      (1,163)

Minority interest                                                    -            -          (12,222)        (23,227)     (14,032)
                                                           ------------  -------------    -------------  -------------   ----------

Pre-tax income (loss) from continuing operations before
   adjustment for minority interest in consolidated
   subsidiaries or (income) or loss from equity investees   (2,011,891)     (74,320)         (64,150)        192,463       54,119

Fixed charges                                                  492,191      401,437          206,650         142,847      125,798

Amortization of capitalized interest                                 -            -                -               -            -

Distributed income of equity investees                           1,400        2,350              800             600        1,100

Interest capitalized                                            (7,390)      (5,675)          (4,766)         (8,681)     (10,444)

Carrying cost of equity forward contracts                            -      (13,650)               -               -            -

Preference security dividend requirements of consolidated
   subsidiaries                                                (10,063)     (10,063)         (10,063)        (10,063)     (10,063)
                                                           ------------  -------------    -------------  -------------   ----------

Total earnings                                              (1,535,753)     300,079          128,471         317,166      160,510
                                                           ------------  -------------    -------------  -------------   ----------

Ratio of earnings to fixed charges                               (3.12)        0.75             0.62            2.22         1.28
                                                           ============  =============    =============  =============   ==========


Note :  The above calculation was performed in accordance with Regulation S-K 229.503(d) Ratio of earnings to fixed charges.

(a)  For the years ended December 31, 2002, 2001 and 2000, earnings were insufficient to cover fixed charges by $2.03 billion,
     $101.4 million and $78.2 million, respectively.
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                                                                                                                       Exhibit 12
                                                                                                                       Page 2
                        Citizens Communications Company
            Statements of the Ratio of Earnings to Combined Fixed Charges and Preferred Dividends (a)
                             (Dollars in Thousands)
                                  (Unaudited)
                                                                                       Years Ended December 31,
                                                                   ---------------------------------------------------------------
                                                                        2002         2001        2000         1999         1998
                                                                   ------------- ----------- ----------- ------------- -----------
Pre-tax income (loss) from continuing operations before
dividends on convertible preferred securities, extraordinary
expense and cumulative effect of changes in principle               $(1,231,640)  $ (72,521)   $ (49,993)  $ 217,709   $  69,314

(Income) or loss from equity investees                                 (780,251)     (1,799)      (1,935)     (2,019)     (1,163)

Minority interest                                                             -           -      (12,222)    (23,227)    (14,032)
                                                                   ------------- ----------- ----------- ------------- -----------

Pre-tax income (loss) from continuing operations before
   adjustment for minority interest in consolidated subsidiaries
   or (income) or loss from equity investees                         (2,011,891)    (74,320)     (64,150)    192,463      54,119

Fixed charges                                                           502,255     425,150      216,713     152,910     135,861

Amortization of capitalized interest                                          -           -            -           -           -

Distributed income of equity investees                                    1,400       2,350          800         600       1,100

Interest capitalized                                                     (7,390)     (5,675)      (4,766)     (8,681)    (10,444)

Preference security dividend requirements of consolidated
  subsidiaries                                                          (10,063)    (10,063)     (10,063)    (10,063)    (10,063)

Carrying cost of equity forward contracts                                     -     (13,650)           -           -           -
                                                                   ------------- ----------- ----------- ------------- -----------


Total earnings                                                      $(1,525,689)  $ 323,792    $ 138,534   $ 327,229   $ 170,573
                                                                   ------------- ----------- ----------- ------------- -----------

Ratio of earnings to combined fixed charges                               (3.04)       0.76         0.64        2.14        1.26
                                                                   ============= =========== =========== ============= ===========


Note :  The above calculation was performed in accordance with Regulation S-K 229.503(d) Ratio of earnings to fixed charges.

(a)  For the years ended December 31, 2002, 2001 and 2000, earnings were insufficient to cover combined fixed charges by $2.03 billion,  $101.4 million and $78.2 million, respectively.

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